Exhibit 99.12

PUT AGREEMENT

This PUT AGREEMENT (this “Agreement” or “Put Agreement”), dated as of December 19, 2023, is by and among, on the one hand, Scott A. Beck, an individual and in his capacity as Trustee of the Pearl Street Trust, Theresa M. Beck, an individual and in her capacity as Trustee of the Pearl Street Trust (Scott A. Beck and Theresa M. Beck are collectively, but in joint and several capacities, referred to herein as “Beck”) and the Pearl Street Trust, by Scott A. Beck, Trustee, and Theresa M. Beck, Trustee (“Pearl” and, collectively with Beck “Obligors”), and on the other hand, RightNow Ministries International, a Texas nonprofit corporation with Texas Secretary of State Filing Number 116960901 (referred to herein as the “Holder”).

Obligors and the Holder are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

Capitalized terms used but not defined herein have the meaning given to such terms in the Seventh Amended and Restated Limited Liability Company Agreement of Gloo Holdings, LLC, a Delaware limited liability company (“Gloo”) dated as of March 13, 2023 (the “LLC Agreement”).

RECITALS

WHEREAS, Gloo and the Holder have entered or intend to enter into a Series A Preferred Membership Unit Purchase Agreement, on or about the date hereof (the “Unit Purchase Agreement”), whereby Gloo will issue to the Holder 833,334 units of Series A Preferred limited liability company membership interests of Gloo in exchange for an investment of $[•] from the Holder (the “Series A Preferred Units”);

WHEREAS, Scott Beck is the President of Gloo, and Mr. Beck, individually or jointly with Theresa Beck and/or Pearl, owns or controls, directly or indirectly, more than [•]% of the membership interests in Gloo;

WHEREAS, as a material inducement to the Holder and Gloo to enter into the Unit Purchase Agreement and to perform the transactions contemplated thereby (collectively, the “Transactions”) and in anticipation of a contemplated strategic relationship between Gloo and Holder that would potentially benefit each of Gloo and Holder (the “Strategic Relationship”), Obligors have offered this Put Agreement to the Holder;

WHEREAS, by way of this Put Agreement, Obligors have agreed that at any time after 2 years and prior to 4 years of the Effective Date of the Unit Purchase Agreement (the “Put Period”), the Holder shall have the option, in the Holder’s sole discretion, to require Obligors (jointly and/or severally at Obligors’ election) to purchase the Series A Preferred Units or any securities into, or for which, the Series A Preferred Units purchased or owned by the Holder pursuant to the Unit Purchase Agreement are converted or exchanged in any way whatsoever (collectively and universally referred to as the “Put Securities”) for an aggregate purchase price of $[•] (the “Put Price”); and

WHEREAS, Obligors and Holder desire to enter into this Agreement to more formally document the terms and conditions of the put option rights described above and further below (generally, the “Put”).

NOW THEREFORE, the above recitals being incorporated into this Agreement as if set out in full and in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.
Put Rights.
1.1.
At any time during the Put Period, the Holder, in its sole and absolute discretion, shall have the right, by delivery of a written notice of election to Obligors (such notice, the “Put Notice”) indicating that the Holder desires to exercise the Put, to sell to Obligors, and to require one or more of the Obligors to purchase from the Holder, all of the Put Securities in exchange for the Put Price. Upon Holder’s provision

Signature Page to Conrex Put and Call Rights Side Letter

of a Put Notice to Obligors as provided above, the Holder’s option to exercise the put rights shall be deemed fully exercised, and Obligors shall be obligated, jointly and severally, to pay the Holder the Put Price and any interest that may accrue thereon as provided below as set forth in this Agreement.
1.2.
For the avoidance of doubt, the Holder shall have the right to exercise the Put, even if the Series A Preferred Units are converted, in whole or in part, into Common Units or into another type of security, e.g. capital stock, or even if the Series A Preferred Units are exchanged for the equity securities of another company in a transaction. The Put shall be enforceable by the Holder irrespective of any change to the underlying equity, security, or instrument for so long as the Holder’s investment made pursuant to the Unit Purchase Agreement has not previously been returned in full or the Put Period expires.
1.3.
The closing and funding of any purchase and sale of the Put Securities held by the Holder pursuant to the Put option exercised by the Holder shall take place within thirty (30) days following receipt of the Put Notice by Obligors (the “Closing”). At the Closing, (i) the Parties shall execute a Put Securities Transfer Agreement in the form of Exhibit A attached hereto; (ii) the Holder shall deliver to the applicable Obligor(s) (or to their designee) the certificate(s) evidencing the Put Securities held by the Holder, to the extent any certificate(s) exist and were provided to and are in the possession of the Holder; and (iii) Obligors shall deliver to the Holder the Put Price by wire transfer of immediately available and good funds (U.S. Dollars) to an account designated by the Holder in writing. Within five (5) days before the Closing, Obligors shall identify, in writing to Holder, the identification of the Transferee or Transferees to be identified in the Put Securities Transfer Agreement or, in the absence of such identification, all Obligors shall be identified as the Transferee, as joint transferees of the Put Securities.
1.4.
In the event the Put Price is not paid and delivered in full to the Holder within thirty (30) days of the Holder’s exercise of the Put Option, the principal amount of the Put Price that is past due shall bear interest at a fixed rate of interest per annum equal to 8.00%. All interest shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day) beginning on the 31st day after the Holder delivers the Put Notice. The Holder shall determine the principal and interest amount due in accordance with this Agreement, and the Holder’s determination thereof shall be conclusive and final in the absence of grossly manifest error.
1.5.
Obligors agree that the Holder shall not be held to a “strict compliance” standard for exercising any of the Holder’s rights or obligations under this Agreement, and the Holder’s good faith and reasonable exercise of rights shall be deemed in full compliance with and satisfying any obligation of the Holder under this Agreement.
2.
Representation and Warranties. As a material inducement for the Holder entering into this Agreement, Obligors hereby represent and warrant that:
2.1.
Each Obligor (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is/are fully authorized to, and have taken all action, necessary to authorize such Obligor to, execute, deliver and perform this Agreement and the transactions contemplated hereby (including obligations with respect to the Put), and (c) are and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby;
2.2.
This Agreement and the other instruments executed by any Obligor in connection with this Agreement, including the Guaranty Agreement signed by Beck and the Unit Purchase Agreement, are the legal, valid and binding, enforceable against Obligors in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity;
2.3.
Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated, nor compliance with the terms and provisions hereof will contravene or conflict with: (i) any provision of law, statute or regulation to which such Obligor is subject, (ii) any judgment, license, order or permit applicable to such Obligor, or (iii) any contract, loan agreement,

Put Agreement – Page 2

mortgage, deed of trust, line of credit or other agreement or instrument to which such Obligor is a party or by which they may be bound, or to which such Obligor may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by Obligors of this Agreement or to consummate the transactions contemplated hereby or thereby or to perform Obligors’ obligations hereunder and thereunder. This Agreement is the legal, valid and binding obligation of each Obligor, enforceable against it in accordance with its terms; and
2.4.
EACH OBLIGOR WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH IT MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE HOLDER IN ENFORCING ANY OF ITS RIGHTS UNDER THIS AGREEMENT, EXCEPT FOR ANY COUNTERCLAIM REQUIRED TO BE ASSERTED BY LAW, AND, PROVIDED THE HOLDER ACTS IN GOOD FAITH, EACH OBLIGOR HEREBY RATIFIES AND CONFIRMS WHATEVER THE HOLDER MAY DO PURSUANT TO OR TO EXERCISE THE PUT OR PUT RIGHTS SET FORTH IN THIS AGREEMENT. To the fullest extent permitted by law, the foregoing waiver shall apply to any defenses to enforcement such Obligor may have (now or in the future) by reason of: (i) any illegality or lack of validity or enforceability of any obligation herein, or any related agreement or instrument; (ii) any change in the time, place or manner of payment of, or in any other term of, Obligor’s obligations, or any rescission, waiver, amendment or other modification of the any other agreement; (iii) any taking, exchange, substitution, release, impairment or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the obligations contained herein; (iv) any change or termination of the ownership or existence of such Obligor or any insolvency, bankruptcy or other similar proceeding affecting any Obligor or its assets or any resulting release or discharge of any obligation of such Obligor herein; (vii) the release or reduction of liability of such Obligor or other guarantor or surety with respect to the obligations herein; and (viii) the failure of the Holder to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Agreement.

Holder hereby represents and warrants that:

2.5.
Holder (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is fully authorized to, and has taken all action, necessary to authorize Holder to, execute, deliver and perform this Agreement and the transactions contemplated hereby, and (c) is and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby.
2.6.
Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated, nor compliance with the terms and provisions hereof will contravene or conflict with: (i) any provision of law, statute or regulation to which Holder is subject, (ii) any judgment, license, order or permit applicable to Holder, or (iii) any contract, loan agreement, mortgage, deed of trust, line of credit or other agreement or instrument to which Holder is a party or by which it may be bound, or to which of Holder may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by Holder of this Agreement or to consummate the transactions contemplated hereby or thereby or to perform Holder’s obligations hereunder and thereunder. This Agreement is the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.
3.
Further Assurances. Each of the Parties shall execute such documents and other instruments, obtain in a timely manner all necessary waivers, consents and approvals, effect all necessary registrations and filings, and take such further actions as may be required, to carry out the provisions hereof and perform this Agreement in compliance with applicable law; provided, however, the Holder shall not be required to

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register any of the Put Securities as a condition of sale or transfer to Obligor(s).
4.
Governing Law; Venue; Waiver of Jury Trial.
4.1.
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without respect to its or any other jurisdiction’s principles of conflicts of laws.
4.2.
The Parties irrevocably submit to the jurisdiction of the any state or federal court sitting in or for Collin County, Texas with respect to any dispute arising out of or relating to this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined solely and exclusively in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding.
4.3.
Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
4.4.
Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.
4.5.
Each of the Parties (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications contained in this Section 4.
5.
Certain Actions that would Harm Put; Breach of this Put. Obligors agree that any action or inaction by Obligors or Gloo before the Holder’s exercise of the Put that, in the Holder’s sole but reasonable determination, would reasonably be expected to prejudice, harm, undercut, or render less effective the Holder’s right to exercise the Put to recover the full Put Price (whether before or during the Put Period) shall be deemed a material breach and default of this Put Agreement, and shall entitle the Holder to commence actions to recover the Put Price under the terms of the Guaranty Agreement executed by Beck in conjunction with this Put Agreement. Such actions or inactions include, but are not limited to, the following: (a) any action to sell all or substantially all of the assets or equity interests in Gloo; (b) any change concerning rights to manage and govern Gloo that results in a material diminishment of Scott Beck’s rights to manage and control Gloo; (c) any voluntary abdication of Scott Beck’s rights to oversee and manage Gloo; (d) approval of a merger by Gloo’s shareholders; and (e) any act to dissolve, liquidate, or reorganize Gloo, whether by means of private action, a state receivership proceeding, or a bankruptcy proceeding.
6.
Assignment. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be transferred or assigned by any Party hereto, without the prior written consent of the other Party and such consent by the Holder may be withheld or refused for any or no reason. Any attempted transfer or assignment in violation of this Section 6 shall be null and void ab initio.
7.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 4, each Party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 4, in addition to any other remedy to which they are entitled at law or in equity.
8.
Miscellaneous.

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8.1.
This Agreement may be modified or amended only with the prior written consent of the Parties and such consent by the Holder may be withheld or refused for any or no reason.
8.2.
The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
8.3.
This Agreement, together with the Unit Purchase Agreement, that certain Guaranty Agreement executed by Scott Beck and Theresa Beck in favor of the Holder, the Strategic Relationship, and such other instruments, certificates, and other written instruments executed, signed, or made by the Parties in conjunction with this Put Agreement, constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the subject matter of this Agreement.
8.4.
TO THE EXTENT THAT THE TERMS OR CONDITIONS SET FORTH IN THE LLC AGREEMENT OR THE UNIT PURCHASE AGREEMENT ARE INCONSISTENT OR CONFLICT WITH THE TERMS AND CONDITIONS HEREIN, THE TERMS AND CONDITIONS HEREIN SHALL CONTROL, INCLUDING PROVISIONS ON CHOICE OF LAW, VENUE, JURISDICTION, AND DISPUTE RESOLUTION MATTERS. For the sake of clarity, and not by limitation, Obligors agree that the dispute resolution, choice of law, and venue provisions contained in the Unit Purchase Agreement shall not apply to any dispute arising from this Agreement.
8.5.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and permitted assigns.
8.6.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. An electronic .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
8.7.
If any term or provision of this Agreement or the application thereto to any party or circumstance is held invalid, illegal, or unenforceable to any extent in any jurisdiction, then the remaining terms and provisions of this Agreement and their application to other parties or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the maximum extent not held invalid or unenforceable.
9.
Notices. All notices, requests, demands, consents, or other communications to any Obligor – Scott Beck, Theresa Beck, or Pearl – shall be deemed as notice to all Obligors. All notices, requests, demands, consents, and other communications shall be transmitted in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via email (without receipt of an automated notice of delivery failure) prior to 5:00 pm Eastern Time on a business day, and otherwise on the next succeeding business day, or (c) on the business day after timely delivery to a nationally recognized overnight courier if next business day delivery is properly requested, to a Party as follows:

If to Obligors:	Scott and Theresa Beck or Pearl Street Trust 831 Pearl Street Boulder, CO 80302 Attn: Scott Beck Email: sbeck2@gloo.us

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If to the Holder:	RightNow Ministries International 6300 Henneman Way McKinney, TX 75070 Attn: Brian Mosley Email: brian@rightnowmedia.org

Any Party may change its address for the purpose of this Section 9 by giving the other Parties written notice of its new address in the manner set forth above.

10.
Attorney Fees & Costs. Holder shall have the right to recover and collect from Obligors the Holder’s reasonable costs, expenses, fees, and attorneys’ fees incurred by the Holder in regard to any legal action, arbitration, or other proceeding arising from or relating to this Agreement, including the cost of any legal proceeding, arbiter fees, bond costs, and/or costs of any arbitration, should arbitration be used to adjudicate such legal action. Obligors expressly waive and relinquish any contractual or other legal or statutory right to recover and/or collect from Holder, Obligors’ reasonable costs, necessary disbursements, and attorneys’ fees incurred in any legal action, arbitration, or other proceeding arising from or relating to this Agreement.
11.
Counterparts. This Agreement may be executed and delivered (including by facsimile, DocuSign or other similar electronic transmission) in on in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THE PAGE LEFT BLANK; SIGNATURES APPEAR ON FOLLOWING PAGES FOLLOWED BY EXHIBIT]

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IN WITNESS WHEREOF, the Parties have caused this Put Agreement to be executed as of the date first above written.

HOLDER:

RightNow Ministries International

By: /s/ Brian Mosley

Name: Brian Mosley

Title: President

State of Texas )

)

County of Collin )

Acknowledged before me on the 19 day of December, 2023, by Brian Mosley in the capacity and for the purposes as stated.

_/s/ Ellen Towery______________________________

NOTARY PUBLIC, in and for the

STATE OF TEXAS

[Signature Page to Put Agreement]

IN WITNESS WHEREOF, the Parties have caused this Put Agreement to be executed as of the date first above written.

THE BECKS:

SCOTT A. BECK, Individually:

/s/ Scott Beck

State of Colorado )

)

County of Boulder )

Acknowledged before me on the (date) day of December 19, 2023, by Scott A. Beck in the capacity and for the purposes stated.

__/s/ Mary Vigil_______________________________

NOTARY PUBLIC, in and for the

STATE OF COLORADO

THERESA M. BECK, individually

/s/ Theresa Beck

State of Colorado )

)

County of Boulder )

Acknowledged before me on the (date) day of December 19, 2023, by Theresa M. Beck in the capacity and for the purposes stated.

__/s/ Mary Vigil_______________________________

NOTARY PUBLIC, in and for the

STATE OF COLORADO

[Signature Page to Put Agreement]

IN WITNESS WHEREOF, the Parties have caused this Put Agreement to be executed as of the date first above written.

SCOTT A. BECK, AS TRUSTEE OF THE PEARL STREET TRUST

By: /s/ Scott Beck

Name: Scott A. Beck

Title: Trustee

State of Colorado )

)

County of Boulder )

Acknowledged before me on the (date) day of December 19, 2023, by Scott A. Beck in the capacity and for the purposes stated.

__/s/ Mary Vigil_______________________________

NOTARY PUBLIC, in and for the

STATE OF COLORADO

THERESA M. BECK, AS TRUSTEE OF THE PEARL STREET TRUST

By: /s/ Theresa Beck

Name: Theresa M. Beck

Title: Trustee

State of Colorado )

)

County of Boulder )

Acknowledged before me on the (date) day of December 19, 2023, by Theresa M. Beck in the capacity and for the purposes stated.

__/s/ Mary Vigil_______________________________

NOTARY PUBLIC, in and for the

STATE OF COLORADO

[Signature Page to Put Agreement]